Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Supertel Hospitality, Inc.:

We consent to the incorporation by reference in the registration statements (No. 333-138304) on Form S-3 and (No. 333-134822) on Form S-8 of Supertel Hospitality, Inc. of our report dated November 16, 2006, with respect to the combined balance sheet of MOA Hospitality, Inc. Properties under contract for sale as of February 28, 2006 and the related combined statements of operations, owners’ equity in properties, and cash flows for the year then ended, which report appears in the Form 8-K/A of Supertel Hospitality, Inc.

/s/ KPMG LLP

Omaha, Nebraska

March 6, 2007